Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into May 12, 2016 (the “Effective Date”) between Cheniere Energy, Inc., a Delaware corporation (the “Company”), and Jack A. Fusco (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive for the period provided in this Agreement, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Commencement Date; Term; Effect on Other Agreements.

(a) The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on May 12, 2016 (the “Commencement Date”) and ending on December 31, 2019. Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than ninety (90) days prior to the end of the Employment Term as then in effect or unless Executive’s employment terminates in accordance with Section 7.

2. Employment. During the Employment Term:

(a) Executive shall be employed as President and Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”). Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities. Unless otherwise agreed by the Executive, Executive’s principal place of employment shall be at the Company’s corporate headquarters in Houston, Texas.

(b) As soon as practicable following the 2016 Annual Meeting of Shareholders, the Board shall appoint Executive to the Board and during the Employment Term, the Company shall use its best efforts to nominate Executive for re-election to the Board. Executive shall not receive separate or additional compensation for such Board service. At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from the Board and from his position as an officer, director, manager or member of any of the Company’s subsidiaries and affiliates if requested to do so by the Company. The preceding sentence shall survive any termination of the Employment Term.

(c) Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(c), Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of the Board, which approval shall be deemed given in respect of service on boards on which Executive serves as of the Commencement Date (Calpine Corporation and Executive’s family charitable foundation) subject to Executive’s compliance with this

Agreement, including, but not limited to, Sections 11 and 12. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, and otherwise engage in charitable activities, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder. Notwithstanding the foregoing, Executive agrees to resign at the request of the Board, after the Board has provided reasonable notice, an explanation of its concerns and an opportunity for Executive to consult with the Board, from any corporate, civil or charitable board or committee service or other activities, following the Board’s good faith determination that such service or activities creates (or gives the impression of) any conflict with his duties to the Company and its affiliates.

(d) Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including, but not limited to, any policy restricting pledging and hedging investments in Company equity by Company executives, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(d) shall survive the termination of the Employment Term.

3. Annual Compensation.

(a) Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $1,250,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Employment Term, the Base Salary shall be reviewed annually and is subject to increase (but not decrease, including after any increase) at the discretion of the Compensation Committee of the Board (the “Committee”).

(b) Performance Bonus. For each fiscal year of the Company ending during the Employment Term commencing with the 2016 fiscal year, Executive shall be eligible to receive an annual cash bonus with a target of 125% of Base Salary (the “Target Bonus”) and with the opportunity to receive a maximum annual cash bonus of 250% of the Base Salary, as recommended and approved in the discretion of the Committee in accordance with the achievement of reasonable performance targets set by the Committee in consultation with Executive and, if earned, payable in accordance with the Company’s customary practices applicable to bonuses paid to Company executives. Executive’s annual cash bonus for fiscal year 2016 shall be prorated to reflect Executive’s period of employment with the Company during 2016 and shall equal at least 70% of the prorated Target Bonus (with any incremental prorated Target Bonus to be determined in the discretion of the Committee). The guaranteed 70% prorated Target Bonus for 2016 shall be paid in equal monthly installments with the final paycheck of each month from June through December 2016, and an amount equal to any incremental amount to which Executive would be entitled under this Section based on actual performance results, if any, shall be paid at the same time as other executives (and within 75 days following such fiscal year).

(c) Long-Term Incentive Awards. For each fiscal year of the Company ending during the Employment Term commencing with the 2017 fiscal year, Executive shall be eligible to receive a long-term incentive award with grant date value of 500% of Base Salary (the “Annual LTI”), subject to the terms set forth in the applicable award agreements. Additionally, Executive shall receive a long-term incentive award in respect of the 2016 fiscal year in the form determined in the discretion of the Board. Within 30 days of the Effective Date, as an inducement to Executive’s commencement of employment with the Company, the Company shall make an advance grant of an equity award with a grant date value of not less than 70% of the Annual LTI (prorated to reflect Executive’s period of employment with the Company during 2016) and shall vest and payout 25% on December 31, 2016 and 75% in equal installments every six months through the third anniversary of the grant date, in each case subject to Executive’s continued employment. A further grant in respect of fiscal 2016, equal to any incremental amount, if any, to which the Executive would be entitled under the Company’s long-term incentive plan and this Section based on actual performance results shall be made at the same time as other executives, and will vest ratably on each of the first three anniversaries of the grant date subject to Executive’s continued employment.

4. New Hire Award. Effective on the Commencement Date and in connection with Executive’s commencement of employment with the Company, the Company shall grant Executive a special equity inducement award equal to a number of shares of Restricted Stock equal to $5,000,000 divided by the closing price of a share of Company common stock (“Share”) on May 11, 2016, which shall vest 25% on December 31, 2016 and 75% in equal installments every six months through the third anniversary of the grant date subject to Executive’s continued employment (the “New Hire LTI Award”). Executive may satisfy any federal, state and local income, employment and other taxes required to be withheld by the Company in connection with the New Hire LTI Award and Annual LTI through the withholding of Shares.

5. Equity Investment; Share Ownership.

(a) Equity Investment. Executive shall purchase $10,000,000 worth of Shares no later than December 31, 2016.

(b) Share Ownership. Notwithstanding anything to the contrary herein, Executive shall be subject to the minimum share ownership guidelines established by the Company and in effect from time to time, which currently require achievement of five times Base Salary over the five years following appointment.

6. Other Benefits. During the Employment Term:

(a) Benefits and Perquisites. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, and made available to senior executives of the Company as in effect from time to time, including, without limitation, all pension, retirement, profit sharing, savings, vacation, sick leave, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans in accordance with the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be at least as favorable to Executive as other senior executives of the Company. Executive also shall be entitled to all fringe benefits and perquisites made available by the Company on terms at least as favorable as are made available to other senior executives of the Company.

(b) Vacation. Executive shall be entitled to 30 days of paid vacation per year, to be taken in accordance with the vacation policies of the Company as in effect from time to time.

(c) Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures, Executive shall be entitled to receive reimbursement of all reasonable out-of-pocket business expenses incurred by him in connection with the performance of his duties hereunder. Such reimbursement shall occur as promptly as practicable but in no event occur later than March 15 of the year following the year in which the expenses were incurred.

(d) Tax Equalization. The Company shall tax equalize Executive so that the income and employment tax burden to Executive is neither greater nor less than the U.S. Federal, State and local income, employment and social taxes that Executive would have paid in Texas as a result of the performance of Executive’s duties to the Company. If, as a result of Executive’s duties to the Company and subject to Executive’s good faith efforts to limit any obligation under this Section 6(d), Executive is subject to income, employment and social taxes in addition to the taxes that Executive would have paid in Texas, then, following the applicable tax year, an accounting firm, designated and paid by the Company, shall assist in the preparation and filing of the Executive’s state, local federal, foreign and U.S. income tax returns, as applicable, and shall provide the Company with a statement of tax liability, which shall then be paid by the Company (except for tax due on spousal and other personal income). Executive will cooperate with the Company in seeking any tax refunds owed on taxes paid by the Company pursuant to this Section in accordance with applicable tax rules and regulations. Any tax liabilities on spousal and other personal income are Executive’s responsibility. This Section 6(d) shall survive termination of the Employment Term.

7. Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below.

(a) Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 9(b) hereof.

(b) Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability (as defined in the Cheniere Energy, Inc. 2011 Incentive Plan, as amended) and while Executive remains Disabled, and Executive shall be entitled to the benefits provided in Section 9(b) hereof.

(c) Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 8 below), and Executive shall be entitled to the benefits provided in Section 9(a) hereof. “Cause” shall mean, for purposes of this Agreement: (1) conviction of any felony or other criminal act involving fraud, moral turpitude or dishonesty; (2) commission of any act of fraud, embezzlement, or theft in dealings with the Company or its affiliates; (3) willful misconduct that is materially injurious to the Company; (4) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (5) willful and continued refusal by Executive to perform his duties after written notice identifying the deficiencies and a reasonable opportunity for cure; or (6) a material violation by Executive of any material provision of this Agreement or any other material covenants to the Company. No action or inaction shall be deemed willful if (x) not demonstrably willful and (y) taken, or not taken, by Executive in good faith and with the understanding that such action, or inaction, was not adverse to the best interests of the Company. References in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company. Without limiting the other rights of the Company under this Section 7, the Company may suspend, without pay, Executive upon Executive’s indictment for the commission of a felony as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

(d) Without Cause. The Company may terminate Executive’s employment without Cause by delivering to Executive a Notice of Termination not less than 30 days prior to the termination date, and Executive shall be entitled to the benefits provided in Section 9(c) hereof, as may be applicable.

(e) Good Reason. Executive may terminate his employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in Section 9(c) hereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in Subsections (i) through (vi) below without Executive’s consent that are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from Executive within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions that constitute Good Reason and the specific cure requested by Executive.

(i) Diminution of Responsibility. (A) Any material reduction in Executive’s duties or responsibilities as Chief Executive Officer as in effect immediately prior thereto, or assignment of duties materially inconsistent with Executive’s title and authority (including the appointment of an Executive Chairman of the Company who is not Executive) or (B) removal of Executive from the position of Chief Executive Officer of the Company, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason;

(ii) Compensation Reduction. Any reduction in Executive’s Base Salary or Target Bonus opportunity, or Annual LTI opportunity;

(iii) Relocation. Any relocation of Executive’s primary place of business by fifty (50) miles or more;

(iv) Company Breach. Any other material breach by the Company of any material provision of this Agreement;

(v) Reporting. Following a Change of Control (as defined below), any change in reporting structure so that Executive is no longer the most senior officer of the combined organization (or ultimate parent corporation), reporting to the board of directors of a company with equity securities publicly traded on a securities exchange; or

(vi) Board Election. Failure of the Company to nominate Executive for election as a Board member or use its best efforts to have him elected and re-elected.

(f) Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in Section 9(a) hereof through the last day of such notice period.

8. Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

9. Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:

(a) Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date (the “Accrued Compensation”), including (i) accrued and unpaid base salary, (ii) accrued but unused vacation, (iii) reimbursement for reasonable and necessary expenses incurred by Executive in accordance with the Company’s policies and (iv) any vested amount or benefit as provided under any benefit plan or program.

(b) Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, the Company shall pay Executive (or his beneficiaries, as applicable), as promptly as practicable:

(i) the Accrued Compensation,

(ii) any bonus earned but unpaid in respect of any fiscal year preceding the termination date;

(iii) an amount equal to the annual bonus or incentive award that Executive would have been entitled to receive for the year in which Executive’s termination date occurs, equal to the product of (A) the annual cash bonus that Executive would have been entitled to receive based on actual achievement against the stated performance objectives through the termination date as determined in accordance with the terms of the Company’s bonus program (or, if such termination of employment is within 12 months following a Change of Control, based on the target bonus level) and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365, and

(iv) to the extent then-unvested, the New Hire LTI Award shall vest and be payable.

(c) Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment by the Company is terminated by the Company without Cause or by Executive for Good Reason, then the Company shall pay Executive the Accrued Compensation and, subject to Section 15(e) of the Agreement, Executive shall be entitled to the benefits provided in this Section 9(c).

(i) The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(ii) The Company shall pay to Executive a bonus or incentive award in respect of the fiscal year in which Executive’s termination date occurs in an amount equal to the product of (A) the annual cash bonus that Executive would have been entitled to receive based on actual achievement against the stated performance objectives through the termination date as determined in accordance with the terms of the Company’s bonus program (or, if such termination of employment is within 12 months following a Change of Control, based on the target bonus level) and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365. Any bonus or incentive award payable to Executive under this subsection shall be paid in a lump sum on the date on which bonuses are generally payable to executives (and within 75 days following such fiscal year);

(iii) The Company shall pay Executive as severance pay, in lieu of any other severance compensation, an amount in cash equal to two times (or, if such termination of employment is within 12 months following a Change of Control, three times) the sum of Executive’s Base Salary (as then in effect) and Target Bonus, in each case, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason. The severance payable under this subsection shall be paid in a lump sum within sixty (60) days following such termination (subject to Section 10);

(iv) The Company shall pay or promptly reimburse Executive for the full amount of COBRA premiums incurred by Executive during the 18-month period following the date of termination for Executive and his eligible dependents, provided such reimbursement shall immediately cease in the event Executive becomes eligible to participate in the health insurance plan of a subsequent employer; and

(v) Executive’s outstanding long-term incentive awards that are scheduled to vest within one year following the termination of Executive’s employment shall continue to vest in accordance with their terms, notwithstanding Executive’s termination of employment.

(vi) For purposes of this Agreement, “Change in Control” means and shall be deemed to have occurred upon the first of the following events to occur during the Employment Term:

A. any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, but excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries, (C) a company owned, directly or indirectly, by stockholders of the Company or (D) an underwriter temporarily holding securities pursuant to an offering of such securities) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of thirty-five percent of either the then-outstanding shares of the Company’s common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

B. individuals who, as of the Effective Date, constitute the Board of Directors (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board or was effected in satisfaction of a contractual requirement that was approved by at least a majority of the directors when constituting the Incumbent Board (in each case, other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this clause (B), considered as though such person were a member of the Incumbent Board; or

C. the consummation of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own (directly or indirectly) more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity’s then-outstanding voting securities, or approval by the stockholders of the Company of a liquidation or dissolution of the Company or consummation of the sale of all or substantially all of the assets of the Company (determined on a consolidated basis).

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(d) Termination by the Company Upon Expiration of the Employment Term. If Executive’s employment by the Company is terminated upon the expiration of the Employment Term following a notice of non-renewal of this Agreement by the Company, then the Company shall pay Executive the Accrued Compensation and, subject to Section 15(e) of the Agreement any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date; Executive’s outstanding long-term incentive awards shall continue to vest in accordance with their terms, notwithstanding Executive’s termination of employment.

(e) Executive shall not be required to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(f) Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) but for this Section 9(f), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award shall be reduced on a pro-rata basis. The Company and Executive agree that (A) any payments and benefits to which Executive is entitled pursuant to Section 9 are compensation for Executive’s compliance with the restrictive provisions of Section 12 and (B) the Company shall make reasonable efforts to mitigate the payments and benefits that would be subject to the excise tax imposed by Section 4999 of the Code and to maximize the net after-tax proceeds received by Executive; provided that such actions do not result in payment of any increased compensation to the Executive, do not provide for any gross-up or indemnity for potential excise taxes and do not reduce the payments and benefits to which Executive is otherwise entitled (except as required pursuant to this Section 9(f)).

(g) Cooperation. For one year following the termination of Executive’s employment, Executive agrees to reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts, and take all actions the Company or its affiliates may reasonably request, with respect to any investigation, government inquiry, administrative proceeding or litigation relating to any matter in which Executive was involved during the Employment Term. Any cooperation requests shall take into account Executive’s personal and business commitments, and Executive shall be reasonably compensated for his time (if appropriate for the matter) and further reimbursed for any reasonable expenses incurred in connection with such cooperation within thirty (30) days of providing an invoice to the Company.

10. Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A (“Section 409A”) of the Code or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that are non-qualified deferred compensation and are payable due to Executive’s “separation from service”, which would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

11. Records and Confidential Data.

(a) Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company shall make available to Executive, or Executive shall have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole property of the Company and its affiliates.

(b) Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information shall be kept confidential by Executive, shall not be used in any manner that is detrimental to the Company, shall not be used other than in connection with Executive’s discharge of his duties hereunder, and shall be safeguarded by Executive from unauthorized disclosure. For the avoidance of doubt, nothing in this Section 11(b) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).

(c) Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive shall return to the Company all written Confidential Information and other property of the Company and Executive shall return or destroy all copies of any analyses, compilations, studies or other documents containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(c).

(d) For the purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information concerning the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulas, marketing studies relating to prospective business opportunities and all other concepts, ideas, trade secrets, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is or becomes generally available to the public (other than as a result of a disclosure by Executive, directly or indirectly, that is not authorized by the Company), (ii) information obtained by Executive on a non-confidential basis, if the source of this information was not reasonably known to Executive to be bound by a duty of confidentiality and (iii) information that Executive can establish was independently developed by Executive without reference to Confidential Information.

(e) Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12. Covenant Not to Solicit and Not to Compete.

(a) Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the Employment Term and for a period of one year after Executive’s cessation of employment with the Company, not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employee of the Company or any of its subsidiaries (or any person who was an employee of the Company or any of its subsidiaries during the six-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided, that solicitation through general advertising that is not directed at any employee of the Company or its subsidiaries or the provision of references shall not constitute a breach of such obligations.

(b) Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of one year after Executive’s cessation of employment with the Company, that Executive shall not, directly or indirectly, alone or jointly, with any person or entity, participate in, engage in, consult with, advise, be employed by, own (wholly or partially), possess an interest in, solicit the business of the vendors, suppliers or customers of the Company Group for, or in any other manner be involved with, any business or person that is engaged in business activities anywhere in the Territory that are competitive with the Business. Notwithstanding the foregoing, Executive shall not be prohibited from passively owning less than 1% of the securities of any publicly-traded corporation. For purposes of this Section 12(b), “Territory” means anywhere in which the Company and its subsidiaries and affiliates engage in Business and “Business” means the business of (i) selling, distributing or marketing liquefied natural gas and/or (ii) developing or operating liquefied natural gas facilities. Executive agrees that the covenants contained in this Section 12(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.

(c) Post-Change in Control. In consideration of the enhanced severance provided under Section 9(c) following a Change of Control, and to protect the Confidential Information and other trade secrets of the Company and its affiliates, Executive agrees, that following a Change in Control, the Executive shall not engage in any conduct that is prohibited by Section 12(b) for a period of two years after Executive’s cessation of employment with the Company due to termination without Cause or termination by the Executive for Good Reason.

(d) It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(e) Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.

13. Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company shall suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that, in addition to any other available remedies the Company shall be entitled to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 11 or 12 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

14. Former Employer Agreement. Except as has been disclosed by Executive to the Company (the Amended and Restated Employment Agreement dated as of December 18, 2015, by and between Calpine Corporation and Jack Fusco), Executive represents to Company that Executive is not a party to or bound by any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between Executive and any other person, partnership, corporation, joint venture, association or other entity, which could reasonably be interpreted to restrict Executive’s services to the Company under this Agreement.

15. Miscellaneous.

(a) Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change of Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(ii) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b) Fees and Expenses. The Company shall reimburse Executive’s reasonable professional advisory fees incurred in connection with the negotiation of this Agreement. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and any related employment arrangements.

(c) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Committee. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d) Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(e) Release of Claims. The termination benefits described in Section 9(c) and Section 9(d) of this Agreement shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims in substantially the form attached as Exhibit A within twenty-one days following Executive’s termination date. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year, as promptly as practicable following the later of (1) the execution of the release and (2) the first business day of such later taxable year.

(f) Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g) Arbitration. If any legally actionable dispute arises under this Agreement or otherwise that cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Such arbitration shall be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS shall provide a list of five (5) available arbitrators and an arbitrator shall be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination of employment including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 15(g) is the exclusive and binding remedy for any such dispute and shall be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 11 or 12 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in Harris County, Texas unless otherwise mutually agreed. The Company shall pay the cost of any arbitration brought pursuant to this Section 15(g), and shall pay Executive’s legal fees incurred in such arbitration if Executive prevails on all material issues in such arbitration.

(h) Indemnification & D&O Insurance. On or before the Commencement Date, Executive shall enter into the Company’s indemnification agreement applicable to officers and directors. During and following the Employment Term, Executive shall have the right to indemnification, advancement of costs and expenses and director and officer insurance coverage at least as favorable to Executive as those rights provided to other officers and directors of the Company.

(i) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(j) No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or shall be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder.

(k) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

CHENIERE ENERGY, INC.

By:	/s/ Neal A. Shear

Name:	Neal A. Shear
Title:	Interim Chief Executive Officer and President

EXECUTIVE

By:	/s/ Jack A. Fusco

Name:	Jack A. Fusco

Signature Page to Employment Agreement

EXHIBIT A

RELEASE AGREEMENT

1. This Release Agreement (the “Release Agreement”) is being entered into by Jack Fusco (“Executive”) and Cheniere Energy, Inc. (the “Company”) in order to further the mutually desired terms and conditions set forth herein. The term “Company” shall include Cheniere Energy, Inc., its present and former parents, trusts, plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization.

2. For and in consideration for Executive’s timely execution of this Release Agreement, and provided that Executive does not revoke or challenge the General Release and/or ADEA Release contained in Sections 3 and 5 herein, the Company agrees to the following:

[insert payment and benefit entitlements under Section 9(c) or 9(d) of the Employment Agreement, as applicable.]

The payments and benefits as outlined above represent the exclusive amounts to be paid to Executive by the Company in connection with or arising out of his employment with the Company and/or his termination of employment with the Company, and no further amounts shall be required for any items, including, but not limited to, attorneys’ fees.

3. General Release. Executive, on behalf of himself, his heirs, beneficiaries, personal representatives and assigns, hereby releases, acquits and forever discharges the Company, its present and former owners, officers, employees, shareholders, directors, partners, attorneys, agents and assignees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (each, a “Released Party” and collectively the “Released Parties”), of, from and against all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, in law or in equity, whether known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, that may now or hereafter at any time be made or brought against any Released Party, arising from or in any way connected with or related to Executive employment with the Company and/or Executive termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, anticipatory breach, fraud, conspiracy, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. § 621, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Texas Commission on Human Rights Act, TEX. LAB. CODE § 21.001, et. seq., the Texas Workers’ Compensation Act, TEX. LAB. CODE §§ 451.001 - 451.003, the Texas Payday Act, TEX. LAB. CODE § 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay, vacation pay, paid time off or benefits under any compensation, cash award, bonus, stock grant, equity grants or awards, or employee benefit plan, program, policy, contract, agreement, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits, and any payments and benefits which Executive is entitled to receive under any Company plan that is a qualified plan under IRC §401(a) or is a group health plan subject to COBRA or under this Release Agreement. COBRA continuation coverage is available to participants and their beneficiaries who participate in the Company’s group health plan, to the extent the participant properly elects and pays for such COBRA continuation coverage. Excluded from the General Release in this Section 3 are claims arising under the Age Discrimination in Employment Act (“ADEA”) and those claims which cannot be waived by law.

4. Executive agrees not to commence any legal proceeding or lawsuit against any Released Party arising out of or based upon Executive’s employment with the Company or the termination of Executive’s employment with the Company. Executive represents that he has not filed any charges, complaints, or other proceedings against the Company or any of the Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB or comparable state or local agency proceeding or subsequent legal actions.

5. ADEA Release. Executive hereby completely and forever releases and irrevocably discharges the Company and the other Released Parties, as that term is defined in Section 3 above, from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Agreement (“ADEA Release”), and hereby acknowledges and agrees that:

a.	The Release Agreement, including the ADEA Release, was negotiated at arms-length;

b.	The Release Agreement, including the ADEA Release, is worded in a manner that Executive fully understands;

c.	Executive specifically waives any rights or claims under the ADEA;

d.	Executive knowingly and voluntarily agrees to all of the terms set forth in the Release Agreement, including the ADEA Release;

e.	Executive acknowledges and understands that any claims under the ADEA that may arise after the date of the Release Agreement are not waived;

f.	The rights and claims waived in the Release Agreement, including the ADEA Release, are in exchange for consideration over and above anything to which Executive was already undisputedly entitled;

g.	Executive has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement, including the ADEA Release;

h.	Executive understands that he has been given a period of up to 21 days to consider the ADEA Release prior to executing it, although he may accept it at any time within those 21 days;

i.	Executive understands and agrees that any changes to Company’s offer, whether material or immaterial, do not restart the running of the 21-day review period; and

j.	Executive understands that he has been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.

If Executive elects to revoke his release of age discrimination claims, the revocation must be in writing and delivered and presented to [Katie Pipkin, Senior Vice President – Business Development & Communications, Cheniere Energy, Inc.] by 5:00 p.m., Central Standard Time, no later than the seventh day after the date on which Executive executes the Release Agreement.

The consideration cited above and the promises contained herein are made for the purpose of purchasing the peace of the Released Parties and are not to be construed as an admission of liability or as evidence of unlawful conduct by any Released Party, all liability being expressly denied.

6. Executive voluntarily accepts the consideration cited herein, as sufficient payment for the full, final, and complete release stated herein, and agrees that no other promises or representations have been made to Executive by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

7. Executive understands that this is a full, complete, and final release of the Released Parties. As evidenced by the signature below, Executive expressly promises and represents to the Company that he has completely read the Release Agreement and understands its terms, contents, conditions, and effects. Executive represents that he has made no assignment or transfer of the claims covered by Sections 3 or 5 above.

8. Executive is advised to consult with an attorney prior to executing the Release Agreement. Executive understands that he has the right to consult an attorney of his choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

9. Executive states that he is not presently affected by any disability which would prevent Executive from knowingly and voluntarily granting the Release Agreement, and further states that the promises made herein are not made under duress, coercion, or undue influence and were not procured through fraud.

10. Executive shall not make or publish any disparaging statements (whether written, electronic, or oral) regarding, or otherwise maligning the business reputation of, any Released Party. The Company, likewise, agrees that its Excecutive Officers and members of its Board of Directors will not make or publish any disparaging statements regarding Executive. In the event that the Company receives any requests for employment verification or references pertaining to Executive’s employment with the Company, the Company shall provide a neutral reference that includes only confirmation of Executive employment, dates of employment, and the job positions held. If requested, the Company will neither confirm nor deny any basis for Executive separation of employment.

11. Executive represents that he has returned to the Company, except to the extent such return is expressly excused by the Company in writing, all expense reports, notes, memoranda, records, documents, employment manuals, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, kept by Executive in his possession, used in or pertaining to the business of the Company, including but not limited to lists of customers, prices, marketing plans, Company operating manuals, and other Confidential Information obtained by Executive in the course of Executive employment.

12. Nothing in the Release Agreement shall be deemed to affect or relieve Executive from any obligation contained in any agreement with the Company or any of the Released Parties related to the terms of his employment or separation therefrom, including, but not limited to, any confidentiality, non-solicitation, non-disclosure or other protective covenant, entered into between Executive and the Company or any of the Released Parties, which covenants Executive expressly reaffirms and re-acknowledges herein.

13. Should any future dispute arise with respect to the Release Agreement, both parties agree that it should be resolved in accordance with the terms and provisions of the Employment Agreement dated May 12, 2016 between the Company and Executive.

14. Executive hereby waives all rights to recall reinstatement, employment, reemployment, and past or future wages from the Company. Executive further agrees not to apply for employment with the Company. Executive additionally represents, warrants and agrees that he has received full and timely payment of all wages, salary, overtime pay, commissions, bonuses, other compensation, remuneration and benefits that may have been due and payable by the Released Parties and that he has been appropriately paid for all time worked and in accordance with all incentive awards.

15. Executive expressly represents and warrants to the Company that he has completely read the Release Agreement prior to executing it, has had an opportunity to review it with his counsel and to consider the Release Agreement and to understand its terms, contents, conditions and effects and has entered into the Release Agreement knowingly and voluntarily.

16. Executive agrees that the terms and conditions of the Release Agreement, including without limitation the amount of money and other consideration, shall be treated as confidential, and shall not be revealed to any other person or entity whatsoever, except as follows:

a.	to the extent as may be compelled by legal process; or

b.	to the extent necessary to Executive legal or financial advisors and provided that Executive instructs the foregoing not to disclose the same to anyone.

17. Executive agrees that the confidentiality provisions in Section 16 of the Release Agreement are a material part of it and are contractual in nature.

18. Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into the Release Agreement, may have materially affected the Release Agreement and his decision to enter into it. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

19. Executive agrees that he will forfeit all amounts payable by the Company pursuant to the Release Agreement if he challenges the validity of the Release Agreement. Executive also agrees that if he violates the Release Agreement by suing the Company or the other Released Parties on the claims released hereunder, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive pursuant to the Release Agreement.

20. Whenever possible, each provision of the Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law; however, if any provision of the Release Agreement, other than Sections 3 and 5, shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Release Agreement. Should Sections 3 and/or 5 be determined to be illegal, invalid, unconscionable, or unenforceable, the Company shall be entitled to the return of the Separation Payment paid to Executive or, at the Company’s sole option, to require Executive to execute a new agreement that is enforceable.

Executive

Date:

CHENIERE ENERGY, INC.

By:
[Katie Pipkin

Senior Vice President – Business Development & Communications, Cheniere Energy, Inc.]

Date: